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                                                                 Exhibit (h)(1)

                            ADMINISTRATION AGREEMENT

      AGREEMENT made this 1st day of February, 2002, between PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Trust and BISYS entered into an Administration Agreement dated January 1, 1998 (the "1998 Agreement"), whereby BISYS agreed to perform administration services for the Trust, which has continued in effect through the date hereof;

      WHEREAS, the Trust desires that BISYS continue to perform administration services for the Trust and each investment portfolio of the Trust, as now in existence or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and Trust wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform the administration services set forth herein for the Trust.

      NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

      ARTICLE 1. Retention of BISYS. The Trust hereby retains BISYS to act as the administrator of the Trust and to furnish the Trust and Funds with the management and administrative services as set forth in Article 2 below. BISYS hereby accepts such appointment to perform the duties set forth below.

      BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

      ARTICLE 2. Administrative Services. BISYS shall perform or supervise the performance by others of administrative services in connection with the operations of the Trust and Funds, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's and Funds'


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
operations. BISYS shall provide the Board of Trustees of the Trust (hereafter referred to as the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

      BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board of Trustees meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trustees, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

      Without limiting the generality of the foregoing, BISYS shall:

            (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

            (b) provide information and assistance to counsel to the Trust in preparing (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

            (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

            (d) coordinate and prepare, with the assistance of the Funds' investment adviser and officers, communications to shareholders of record of the Funds ("Shareholders"), including the annual report to


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            Shareholders; prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and all required notices pursuant to Rule 24f-2; coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

            (e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

            (f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

            (g) calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

            (h) coordinate and supervise the preparation and filing of the Trust's tax returns;

            (i) examine and review the operations and performance of the various organizations providing services to the Trust or any Fund, including, without limitation, the investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board, report to the Board on the performance of such organizations;

            (j) assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

            (k) assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

            (l) make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board;

            (m) advise the Trust and the Board on matters concerning the Trust, the Funds and their affairs;

            (n) obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as


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
            amended (the "1940 Act"), to the extent such bonds and policies are approved by the Board;

            (o) monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

            (p) perform required administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement

            (q) maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust and By-Laws; provide appropriate personnel to attend Board meetings and record the minutes of such meetings, and produce and distribute materials for Board meetings, including relevant sections of the Board materials pertaining to the responsibilities of BISYS; and

            (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and BISYS shall determine desirable.

      BISYS shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be mutually agreed upon, including BISYS's out-of-pocket expenses.

      ARTICLE 3. Allocation of Charges and Expenses.


      (A) The Administrator. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Trust retained by the Board to perform services on behalf of the Trust.

      (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation,


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organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliated corporation of BISYS (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      ARTICLE 4. Compensation of the Administrator.


      (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Trust shall pay monthly to BISYS compensation at an annual rate of 0.16% (16 basis points) of the average daily net assets of the Trust. In addition to the foregoing, the Trust shall also reimburse BISYS for all of its reasonable out-of-pocket expenses (for which no mark-up for BISYS' overhead shall be included), including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties.

      If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, BISYS's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS's compensation for the preceding month shall be made promptly.

      (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 5. Standard of Care; Uncontrollable Events; Limitation of
Liability.


      BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

      BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the


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Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      ARTICLE 6. Activities of the Administrator. The services of BISYS rendered to the Trust are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

      ARTICLE 7. Duration of this Agreement. This Agreement shall continue in effect until June 30, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.


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
      For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Article 4 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

      If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "cause," as defined above, BISYS's services are terminated hereunder, BISYS is replaced as administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Administrator appointed as provided in Article 8 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next six (6) months or (y) if less than six (6), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average net asset values of the Trust and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

      In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administration services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added. Notwithstanding the foregoing, up to two (2) Funds of the Trust may be completely liquidated in any given year without incurring liquidated damages, but only if the liquidation occurs for legitimate economic or regulatory reasons, rather than pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Fund are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle.

      The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of administration services contemplated hereunder (a "Sub-Administrator"). BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Sub-Administrator or other subcontractor and BISYS shall be responsible, to the extent provided in Article 5 hereof, for all acts of any Sub-Administrator as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      ARTICLE 9. Indemnification. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided that prior to

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confessing or settling any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

      BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      ARTICLE 10. Certain Records. BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times.

      BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

      BISYS and the Trust will each treat as proprietary and confidential any facts, circumstances, information, plans, projects and technical or commercial knowledge gained about the other party through the relationship created by this Agreement, except that information in the public domain and technical, operational or commercial knowledge that was or is independently discovered or developed shall not be subject to any such restriction. Each party agrees that it will not disclose any such covered proprietary or confidential information gained in relation to the other party to any unaffiliated third parties, except
(i) in the case of disclosure by BISYS, to an approved Sub-Administrator, or to any third party vendor used by BISYS, provided that further dissemination inconsistent with this provision would be prohibited, (ii) to financial or legal advisers (in either case in such manner as to ensure no further dissemination),
(iii) with the written consent of the other party, (iv) as may be required by law, or (v) as necessary to obtain or retain regulatory approvals. The parties further agree that a breach of this paragraph by either party would irreparably damage the other party, and accordingly agree that each party shall be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

      ARTICLE 11. Insurance. BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder and industry standards. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      ARTICLE 12. Legal Advice; Reliance on Prospectus and Instructions. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder, and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

            ARTICLE 13. Notice. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Bank of Hawaii at 130 Merchant Street, Honolulu, Hawaii 96813, Attn:
Craig Warren, SVP; with a copy to the Trust at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: Gregory T. Maddox; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      ARTICLE 14. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

      ARTICLE 15. Representations and Warranties. The Trust represents and warrants to BISYS that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      BISYS represents and warrants that: (a) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS , will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

      ARTICLE 16. Privacy. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS


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
except at the direction of the Trust or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      ARTICLE 17. Miscellaneous.

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1998 Agreement.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

      (e) The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

                                    * * * * *


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
      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                   PACIFIC CAPITAL FUNDS

                                   By:    /s/ Craig Warren
                                   Name:  Craig Warren
                                   Title: President

                                   BISYS FUND SERVICES OHIO, INC.

                                   By:    /s/ William J. Tomko
                                   Name:  William J. Tomko
                                   Title: President


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